Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) by and between MASTERCRAFT BOAT COMPANY, LLC, a Delaware limited liability company (the “Company”) and TIM OXLEY (the “Executive”) is made as of October 3, 2007, and shall become effective as of the Effective Date (as defined below).

The Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Executive hereby agree as follows:

1.                                      Employment, Duties and Acceptance.

1.1                               Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as Vice President of Business Performance or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such other duties consistent with such position as may be assigned to the Executive by the Board of Directors or any officer of the Company senior to the Executive.

1.2                               Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company, MCBC Holdings, Inc., a Delaware corporation and the parent of the Company (“Holdings”), and of any subsidiary or affiliate of the Company or Holdings, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company, Holdings or of any subsidiary or affiliate, as the case may be.

1.3                               Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Vonore, Tennessee, subject to reasonable travel requirements on behalf of the Company.

2.                                      Term of Employment.

2.1                               The Term. This Agreement shall become effective as of October 3, 2007 (the “Effective Date”), the closing date of the transactions contemplated by that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of August 10, 2007, by and among MCBC Holdings, Inc., MasterCraft Holdings, LLC, the principal persons named therein and MCBC Acquisition Corporation, and shall continue until July 1, 2008. On July 1, 2008, and on July 1 of each year thereafter, the term of this Agreement shall automatically be renewed for one (1) additional year unless sooner terminated in accordance with Section 4 (the initial term, together with any renewals thereof, are hereinafter referred to as the “Term”). In the event that the transactions contemplated by the Stock Purchase Agreement do not close for any reason, this Agreement shall be null and void and of no force or effect.

2.2                               Special Curtailment. The Term shall end earlier than the termination date provided in Section 2.1 if sooner terminated pursuant to Section 4.

3.                                      Compensation; Benefits.

3.1                               Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable in accordance with the Company’s payroll policy, at the annual rate of not less than One Hundred Sixty-Two Thousand Five Hundred dollars ($162,500), less such deduction or amounts to be withheld as required by applicable law and regulations (the “Base Salary”). The Company agrees that the Company shall review the Executive’s Base Salary annually. In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement. In the event that during the first fiscal year of the Term, the Company changes its fiscal year end from June 30 of each year, the compensation committee of the Board of Directors of the Company will review the Executive’s compensation arrangements with the Executive at that time.

3.2                               Incentive Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive will be eligible to participate in the Company’s Incentive Bonus Plan (Management Compensation Package) and to receive an annual bonus based on annual performance targets (“Key Performance Objectives”) set by the Company and approved by the Board of Directors of the Company. A copy of the Key Performance Objectives summary for the Executive relating to the Management Compensation Package is attached hereto as Exhibit A.

3.3                               Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Chairman or Vice Chairman of the Board of Directors, the President or the Board of Directors.

3.4                               Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of three (3) weeks taken in accordance with the vacation policy of the Company during each year of the Term. Up to one (1) week of vacation may be carried forward to the next year; otherwise, vacation time not used by the end of a year shall be forfeited.

3.5                               Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any 401(k) plan, group insurance or other so-called “fringe” benefit plan which the Company provides to its employees generally.

3.6                               Additional Benefits. During the Term, the Executive shall be entitled to such other benefits as are specified in Appendix I to this Agreement.

4.                                      Termination.

4.1                               Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive’s legal representatives shall be entitled to receive the greater of (i) continued payments in an amount equal to sixty percent (60%) of the Base Salary, in the manner specified in Section 3.1, until the first anniversary of the date of termination and (ii) the amount provided by insurance in such event as may be provided by the Company, if applicable.

4.2                               Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive’s services hereunder for (i) a period of six (6) consecutive months or (ii) for shorter periods aggregating six (6) months during any twelve (12) month period, the Company may at any time after the last day of the six (6) consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six (6) months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive the greater of (i) continued payments in an amount equal to sixty (60%) of the Base Salary, in the manner specified in Section 3.1 until the first anniversary of the date of termination and (ii) the amount provided by insurance in such event as may be provided by the Company, if applicable. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive’s legal representative.

4.3                               Cause; Resignation. In the event of (i) gross neglect by the Executive of the Executive’s duties hereunder, (ii) conviction of the Executive of any felony, (iii) conviction of the Executive of any lesser crime or offense involving the property of the Company, Holdings, or any of their respective subsidiaries (the “Subsidiaries”) or affiliates (the “Affiliates”), (iv) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (v) breach by the Executive of any material provision of this Agreement or the Company’s Code of conduct as in effect from time to time or any other conduct on the part of the Executive which would make the Executive’s continued employment by the Company materially prejudicial to the best interests of the Company, the Company may at any time by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination, provided that in the case of clause (i), the Executive shall be entitled to written notice from the Company upon the first occurrence of such breach and sixty (60) days to cure such deficiency. In the event the Executive resigns his position with the Company, the Executive shall give the Company sixty (60) days prior notice whereupon the Term shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination.

4.4                               Company Breach; Termination Without Cause. In the event of breach of any material provision of this Agreement by the Company which breach shall remain uncured by the Company for a period of ten (10) days following the Company’s receipt of a written notice from the Executive specifying such breach, the Executive shall be entitled to terminate the Term upon sixty (60) days’ prior written notice to the Company. Upon such termination, or in the event the Company terminates the Term or this Agreement other than pursuant to the provisions of Sections 4.1, 4.2 or 4.3, and subject to the following sentence, the Company shall continue to provide the Executive (i) payments of Base Salary, in the manner and amount specified in Section 3.1 and (ii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.5 and 3.6 for a period of one (1) year from the date of termination (in each case, as in effect immediately prior to such termination) (the “Damage Period”). Notwithstanding the foregoing, the Company’s obligations pursuant to this Section 4.4 are subject to (i) the Executive’s execution of a valid and irrevocable release of any and all claims against Holdings, the Company and their respective subsidiaries and affiliates in a form reasonably satisfactory to the Company, and (ii) the Executive’s duty to mitigate damages by seeking other employment provided, however, that the Executive shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the Knoxville, Tennessee metropolitan area. To the extent that the Executive shall earn compensation during the Damage Period (without regard to when such compensation is paid), the Base Salary payments to be made by the Company pursuant to this Section 4.4 shall be correspondingly reduced. For purposes of clause (i) of this Section 4.4 only, Base Salary shall mean one hundred fifty percent (150%) of the Base Salary, which modification shall be in lieu of any bonus that may be due or payable to the Executive, whether or not such bonus has accrued.

4.5                               Litigation Expenses. Except as provided for in Section 5.7, if the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys’ fees) incurred by the Executive in connection with such action, suit or proceeding.

5.                                      Protection of Confidential Information; Non-Competition.

5.1                               Confidentiality and Non-Disclosure Covenant. In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for future developments, the Executive agrees:

5.1.1                     To keep and retain in the strictest confidence all confidential matters of the Company, Holdings, MCBC Acquisition Corporation, and MCBC Acquisition, LLC, including, without limitation, “know how”, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any information whatsoever concerning any director, officer, employee or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive’s duties hereunder or with the Company’s express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

5.1.2                     To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

5.2                               Non-Competition and Non-Solicitation Covenants.

5.2.1                     Non-Competition. During the Term and for a period of two (2) years following the date of termination, the Executive shall not, directly or indirectly, engage (whether as owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) anywhere in the world in any business that competes with the business of the Company and/or its Subsidiaries as now conducted or conducted at the date of termination.

5.2.2                     Non-Solicitation. During the Term and for a period of one (1) year following the date of termination, the Executive shall not, directly or indirectly, (i) solicit or attempt to induce any supplier or customer of the Company or any of its Subsidiaries into any business relationship that will adversely affect the Company and/or its Subsidiaries, or (ii) solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor or otherwise), or hire (whether as an employee, consultant, agent, independent contractor or otherwise) any employees or consultants of the Company or any of its Subsidiaries, or any persons who were employees or consultants of the Company or any of its Subsidiaries during the six (6) month period preceding the date of termination.

5.3                               Company Remedies. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1                     The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

5.3.2                     The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section 5.1 or 5.2 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.4                               Severability. If any of the covenants contained in Section 5.1 or 5.2 or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5                               Judicial Modification of Covenants. If any of the covenants contained in Sections 5.1 or 5.2 or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6                               Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that courts of any one (1) or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

5.7                               Payment of Expenses in Actions to Enforce. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1 and 5.2 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys’ fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys’ fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.

6.                              Inventions and Patents.

6.1                               Inventions are Company Property. The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its Subsidiaries or Affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its Subsidiaries or Affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

6.2                               Inventions Disclosed After Termination of Employment. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3                               Prior Inventions. The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.                                      Intellectual Property.

The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any direct application to the business operation and activities of a water craft manufacturer (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.                                      Indemnification.

The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

9.                                      Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

MasterCraft Boat Company, LLC

100 Cherokee Cove

Vonore, TN 37885

Attn: Chief Executive Officer

If to the Executive, to:

10.                               General.

10.1                        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

10.2                        Headings. The section headings contained herein are for reference purposes only and shall not in any manner affect the meaning or interpretation of this Agreement.

10.3                        Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and as of the Effective Date supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4                        Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. In any event, the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.5                        Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.                               Subsidiaries and Affiliates.

As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

MASTERCRAFT BOAT COMPANY, LLC.

By:	/s/ John Dorton
	Name:	John Dorton
	Title:	CEO

EXECUTIVE

/s/ Tim Oxley
Tim Oxley

Signature Page to Oxley Employment Agreement

APPENDIX I

Additional Benefits:

Automobile: The Company will provide to the Executive a Company owned or leased automobile or, at the Executive’s election, a car allowance, in either case in accordance with the Company’s policy for providing automobiles for executives, which will be comparable to that which is currently provided to the Executive by the Company.

EXHIBIT A

2008 PERFORMANCE OBJECTIVES

Tim Oxley

			QUARTERLY TARGETS/ACTUAL
	ACTIONS NECESSARY FOR	MEASUREMENT					YEAR	% OF
OBJECTIVE	ACHIEVEMENT	CRITERIA	Q1	Q2	Q3	Q4	END	BONUS
Develop a budget modeling system for developing the ‘09 fiscal year management and bank plans	Use trend analysis, advanced modeling, and cross functional tools to assist in creating a new business plan budgeting process.	CEO/Board Approval			x			25%
Strengthen dealer communications and loyalty	Participate in the 20 Group Meetings. Schedule, host and maintain action lists for the Dealer Advisory Board.	CEO Approval					x	25%
Achieve departmental budget adherence for sales, intl sales, marketing, transportation and D/E.	Develop budget tracking systems. Work with departmental leaders on monthly budget reviews.	CEO Approval/Year End Financials					Due	25%
Achieve $3,500mrn contribution from international business activities.	Monitor International sales, marketing and service program to reduce risks and increase contribution opportunities.	Monthly reports					x	25%

All KPOs are contingent on Sr. Manager adhering to departmental budget(s) and the company achieving “budget” EBITDA levels at year end. Must be employed by company at time of Bonus pay out.

AMENDMENT TO

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT, dated December 16, 2008, is by and between MASTERCRAFT BOAT COMPANY, LLC, a Delaware limited liability company (the “Company”), and TIM OXLEY (the “Executive”).

WHEREAS, the Company and the Executive entered into an employment agreement made as of October 3, 2007 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.             Section 3.2 of the Agreement is hereby amended by adding the following immediately after the first sentence thereof:

“Such bonus, if any, will be payable within fifteen (15) days after the Company’s receipt of its audited consolidated financial statements from its independent accountants for the fiscal year to which such bonus, if any, relates; provided, however that such bonus, if any, will be paid prior to March 15th of the fiscal year immediately following the fiscal year to which such bonus, if any, relates. By way of example, any bonus earned with respect to the fiscal year ending on June 30, 2009 would be payable within fifteen (15) days after the Company’s receipt of its audited consolidated financial statements from its independent accountants for the fiscal year ending on June 30, 2009; provided, however that such bonus, if any, will be paid prior to March 15, 2010.”

2.             Section 4.1 of the Agreement is hereby amended by adding the following immediately after the last sentence thereof:

“Any payments made pursuant to clause (i) above shall commence on the first payroll date which is on or immediately after the Executive’s death; provided that, solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), each installment payment is considered a separate payment.”

3.             Section 4.2 of the Agreement is hereby amended by adding the following immediately after the last sentence thereof:

“Any payments made pursuant to clause (i) above shall commence on the first payroll date which is on or immediately after the date of termination; provided that, solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.”

4.             Section 4.3 of the Agreement is hereby amended by deleting the phrase “except any as shall have been earned to the date of such termination” in its entirety and replacing it with the following:

“except any as shall have been earned to the date of such termination, which shall be paid within thirty (30) days of such termination”

5.             Section 4.4 of the Agreement is hereby amended by deleting the phrase “ten (10)” in the first sentence thereof and replacing it with the following:

“thirty (30)”

6.             Section 4.4 of the Agreement is hereby further amended by deleting clause (i) in the second sentence thereof and replacing it with the following:

“(i) payments of Base Salary, in the manner and amount specified in Section 3.1, commencing on the first payroll date which is on or immediately after the 30th day following the date of termination, provided that, solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment and”

7.             Section 4.4 of the Agreement is hereby further amended by deleting clause (i) in the third sentence thereof and replacing it with the following:

“(i) the Executive’s, execution of a valid and irrevocable release of any and all claims against Holdings, the Company and their respective subsidiaries and affiliates in a form reasonably satisfactory to the Company, such release to be effective within thirty (30) days following the date of termination and”

8.             The Agreement is hereby further amended by adding a new Section 12 immediately after Section 11 thereof as follows:

“12.        Section 409A.

12.1        The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either part.

12.2        The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.3        All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

9.             The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MASTERCRAFT BOAT COMPANY, LLC

By:	/s/ John Dorton
Name: John Dorton
Title: President & CEO

/s/ Tim Oxley
Tim Oxley